Exhibit 99.1

                                     COMPANY CONTACT:
                                        Checkpoint Systems, Inc.
                                        Craig Burns, Executive Vice President,
                                        Chief Financial Officer and Treasurer
                                        (856) 848-1800
                                     INVESTOR RELATIONS CONTACTS:
                                          Christine Mohrmann, Jim Olecki
                                          Financial Dynamics
                                          (212) 850-5600



               CHECKPOINT SYSTEMS ANNOUNCES DEFINITIVE AGREEMENT
                       TO SELL BARCODE SYSTEMS BUSINESSES

Thorofare, New Jersey, December 22, 2005 - Checkpoint Systems, Inc. (NYSE: CKP), announced today that it has entered into a definitive agreement to sell its barcode systems (BCS) businesses to SATO, a global leader in barcode printing, labeling, and EPC/RFID solutions.

Under the agreement, SATO is acquiring Checkpoint's BCS businesses around the world, as well as hand-held labeling solutions (HLS) in the United States. The transaction will allow Checkpoint to focus on its core businesses, while enabling SATO to immediately increase its presence and customer base in the BCS market. Total consideration for the businesses is expected to be approximately $40 million, payable in cash, which represents approximately $8.6 million in excess of net tangible book value. The purchase price will be subject to adjustment depending on the net tangible asset value as of closing. The transaction is expected to be closed by January 30, 2006, subject to local and legal requirements.

George Off, Chairman and Chief Executive Officer of Checkpoint, commented, "We are very pleased that our BCS customers will benefit from SATO's commitment to excellence in its product offerings and services, and our employees will have the opportunity to work for a company focused on long-term growth in the Bar Code Systems business. This transaction gives Checkpoint the opportunity to focus our resources on our growth businesses and create increased value for our customers and shareholders."

SATO President Masanori Otsuka stated, "This is a strategic acquisition that complements our existing businesses and fits with our long-term vision of growth and profitability, especially in the consumables market segment outside of Japan. The investment signals SATO's intention to further strengthen its position as a leading provider of high quality and innovative barcode and label printing solutions worldwide. With the current set-up, and the commitment and efforts of our new staff, we are confident it will be a seamless integration and Checkpoint's BCS business will soon be part of the SATO family. The outlook points to healthy business and industry growth potential and there is every reason to believe that BCS will be a boon for SATO."

For the nine months ended September 25, 2005, Checkpoint's BCS businesses generated revenue of $73.0 million, and as of the third quarter of 2005 the results of these businesses were reported in "discontinued operations," as required by the accounting standards. William Blair & Company acted as financial advisor to Checkpoint in connection with the transaction.


About SATO
SATO is a pioneer in the Automatic Identification and Data Collection (AIDC) industry and the inventor of the world's first electronic thermal transfer barcode printer. It revolutionized the barcoding industry by introducing the Data Collection System (DCS) & Labeling concept - a total barcode and labeling solution providing high quality barcode printers, scanners/hand-held terminals, label design software and consumables. SATO is one of the first in the industry to introduce a complete, multi-protocol EPC-compliant, UHF RFID solution.

SATO is publicly listed on the first section of Tokyo Stock Exchange in Japan. It has worldwide offices in the United States, Belgium, France, Germany, United Kingdom, Poland, Singapore, Malaysia, Thailand and China. For the fiscal year ended March 31, 2005, it reported revenues of US$575 million. For more information, contact SATO International at www.SATOworldwide.com.

About Checkpoint Systems
Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated systems solutions for retail security, labeling, and merchandising. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing, and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This presentation may include information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. These risks and uncertainties include, but are not limited to, the timing of the closing of the sale of the barcode systems businesses, if such closing will occur at all. Other factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.

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